Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

IMARA INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	160,520,771 (1)	—	$4,244.99 (2)	$0.00011020	$0.47

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$4,244.99 (2)	—	$0.47	—	—	—	—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$0.47

(1)

Relates to common stock, $0.001 par value per share, of Imara Inc., a Delaware corporation, or Imara, issuable to holders of common stock, $0.0001 par value per share of Enliven Therapeutics, Inc., a Delaware corporation, or Enliven, in the proposed merger of Iguana Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Imara, with and into Enliven, with Enliven continuing as a wholly owned subsidiary of Imara and the surviving corporation of the merger. The amount of Imara common stock to be registered includes the estimated maximum number of shares of Imara common stock that are expected to be issued in connection with the merger, without taking into account the effect of any reverse stock split of Imara common stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 1.1580 shares of Imara common stock for each outstanding share of Enliven common stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Enliven is a private company, no market exists for its securities, and Enliven has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the Enliven securities expected to be exchanged in the merger.